Exhibit 3.11

ARTICLES OF ORGANIZATION

OF

LEI ADMINISTRATION, LLC

The Articles of Organization of LEI ADMINISTRATION , LLC (the “Articles”) are hereby duly executed, acknowledged and filed by Robert W. Zentz, the person duly authorized to do so, pursuant to the Maryland Limited Liability Company Act (the “Act”).

1.                                      Name of Company. The name of the Limited Liability Company (the “Company”) is:  LEI Administration, LLC.

2.                                      Purposes. The purposes for which the Company is formed are to: (a) conduct business for any lawful purpose permitted under the Act, and (b) do all things necessary, convenient or incidental to the foregoing.

3.                                      Principal Office and Resident Agent of Company.  The principal office and mailing address of the Company shall be: c/o Laureate Education, Inc., 650 S. Exeter Street, Baltimore, Maryland 21202. The name and address of the resident agent for the Company shall be: Robert W. Zentz, c/o Laureate Education, Inc., 650 S. Exeter Street, Baltimore, Maryland 21202.

4.                                      Restrictions on Authority. The authority of the members of the Company to act for the Company, solely by virtue of their being members, is limited by a separate written Operating Agreement among the members, as amended in writing from time to time. No member of the Company is an agent of the Company, nor has the authority to act for the Company, solely by virtue of being a member.

The undersigned organizer of the Company has executed these Articles of Organization as of the 31st day of March, 2009 on behalf of the Company and acknowledges these Articles of Organization to be the act of the Company.

/s/ Robert W. Zentz
Name: Robert W. Zentz

RESIDENT AGENT CONSENT

I hereby consent to act as resident agent in Maryland for the entity named in the attached instrument.

/s/ Robert W. Zentz
Name: Robert W. Zentz